Exhibit 5.01

                                November 23, 2005

iSECUREtrac Corp.
5078 South 111th Street
Omaha, Nebraska 68137

      Re:   iSECUREtrac Corp. Common Stock

Ladies and Gentlemen:

      We have acted as counsel for iSECUREtrac Corp., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of the resale of up to 17,349,262 shares of common stock of the Company (the "Shares"). These Shares consist of:

      o     2,715,158 shares currently issued and outstanding;

      o 4,782,609 shares issuable upon exchange of outstanding shares of our Series C 8% Cumulative Compounding Exchangeable Preferred Stock (the "Preferred Stock");

      o 6,287,045 shares issuable upon exercise of warrants to be issued upon exchange of the Preferred Stock;

      o     3,551,640 shares issuable upon the exercise of outstanding warrants;
            and

      o     12,810   shares   issuable  upon  the   conversion  of   outstanding
            indebtedness.

All of the Shares referenced above have been or will be issued to the selling stockholders identified in the table appearing in the prospectus under the heading "Selling Stockholders." This opinion is being furnished in accordance with the requirements of Item 27 of Form SB-2 and Item 601(b)(5)(i) of Regulation S-B.

      In the course of such representation, we have examined, among other things, the terms of the Certificate of Designation providing for the establishment of the Preferred Stock, the Securities Purchase Agreement regarding the sale of the Preferred Stock, various warrant agreements, various debt conversion agreements, various convertible notes and other documents associated therewith, and such corporate records, certificates of public officials and other documents we deemed relevant and appropriate. Based on the foregoing, we are of the opinion that (i) the Shares that are currently outstanding have been legally issued and are fully paid and nonassessable; and
(ii) the remainder of the Shares, when issued pursuant to the terms of the Certificate of Designation, their respective warrant agreements or convertible debt instruments, each as amended, will be legally issued, fully paid and nonassessable.

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November 23, 2005
Page 2

      We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinions" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-B.

      This opinion letter is rendered as of the date first written above. We disclaim any obligation to advise you of facts, circumstances, events or developments which may be brought to our attention after the effective date of the Registration Statement and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.


                                                Very truly yours,
                                                /s/ Kutak Rock LLP
                                                ------------------
                                                Kutak Rock LLP